EXHIBIT 99.1

Gaia Reports Third Quarter 2022 Results

Tenth Consecutive Quarter of Positive EBITDA

BOULDER, CO, November 7, 2022 — Gaia, Inc. (NASDAQ: GAIA), a conscious media and community company, reported financial results for the third quarter ended September 30, 2022.

Highlights

▪
Tenth consecutive quarter of positive EBITDA
▪
Secured $10 million revolving line of credit

“The third quarter continued to be impacted by the trends that developed in the spring,” said Paul Tarell, Gaia’s CFO. “Consumers shifted their attention and spending to travel and recreational activities, which affected our ability to cost efficiently add new members. We also experienced elevated cancellations in March through July from members that joined us during the peak COVID periods in 2020 and 2021. While these cancellations began to dissipate in the second half of August, the combination of both headwinds impacted our member and revenue growth objectives in the quarter. We remain focused on continuing to attract and retain high lifetime value members, albeit at a lower volume, which allows us to focus on our long-term plan of growing a highly engaged community that generates significant cashflows over many years.”

Third Quarter 2022 Financial Results

Revenues decreased 2.5% to $19.9 million from $20.4 million in the year-ago quarter. For the nine months ended September 30, revenues increased 6.3% to $62.5 million in 2022 from $58.7 million from the same period in 2021. The member count as of September 30, 2021 was 776,000 compared to 790,500 as of September 30, 2021.

Gross profit in the third quarter decreased to $17.2 million compared to $17.8 million in the year-ago quarter as a result of the decreased revenues. Gross margin decreased slightly to 86.7% from 87.1% in the year ago quarter as a result of increased content amortization from our investment in exclusive and compelling original content.

Total operating expenses were $17.6 million or 88% of revenues compared to $17.1 million or 84% of revenues in the year-ago quarter. The slight increase is primarily related to elevated legal expenses during 2022 related to an SEC investigation and a $2.0 million accrual for the anticipated settlement, which would resolve the investigation. The anticipated resolution with the SEC concerns certain historical matters that are described in the Form 10-Q filed today.

As a result of the elevated legal fees and the anticipated settlement accrual, EBITDA decreased to $1.8 million compared to $4.0 million in the year ago quarter, with EBITDA margin at 9%. Excluding the impact of the anticipated settlement accrual, adjusted EBITDA for the quarter was $4.1 million, with adjusted EBITDA margin of 21%. This is down $0.5 million from the year ago quarter primarily due to elevated legal fees incurred in 2022. Excluding the impact of the legal fees and the anticipated settlement accrual, Gaia has been able to successfully balance its expenses to offset the declines in revenues.

Net loss was $2.4 million or $(0.11) per share compared to net income of $0.6 million or $0.03 per share in the year ago quarter due to the factors noted. Excluding the impact of legal fees and anticipated settlement accrual Gaia had slightly positive earnings for the third quarter of 2022.

Cash flows from operations was $1.7 million for the third quarter, which reflects the paydown of approximately $1.2 million in payables from June 30, 2022, and a reduction in deferred revenues that Gaia has typically experienced in the third quarter as a result of the timing and volume of annual renewals. The cash balance as of September 30, 2022, was $10.8 million, which reflects $7.5 million of borrowings under the $10.0 million revolving line of credit facility. On August 25, 2022, Gaia entered into the facility to fund working capital and for general corporate purposes.

Conference Call

Date: Monday, November 7, 2022

Time: 4:30 p.m. Eastern time (2:30 p.m. Mountain time)

Toll-free dial-in number: 1-888-409-1555

International dial-in number: 1-323-701-0225

Conference ID: 8967702

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at (949) 574-3860.

The conference call will be broadcast live and available for replay here and via ir.gaia.com.

A telephonic replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through November 21, 2022.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 8967702

About Gaia

Gaia is a member-supported global video streaming service and community that produces and curates conscious media through four primary channels—Seeking Truth, Transformation, Alternative Healing and Yoga—in four languages (English, Spanish, French and German) to its members in 185 countries. Gaia’s library includes over 10,000 titles, 80% of which is exclusive to Gaia, and approximately 75% of viewership is generated by content produced or owned by Gaia. Gaia is available on Apple TV, iOS, Android, Roku, Chromecast, and sold through Amazon Prime Video and Comcast Xfinity. For more information about Gaia, visit www.gaia.com.

Company Contact:

Paul Tarell

Chief Financial Officer

Gaia, Inc.

Investors@gaia.com

Investor Relations:

Gateway Group, Inc.

Cody Slach

(949) 574-3860

GAIA@gatewayir.com

GAIA, INC.

Condensed Consolidated Statements of Operations

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021

Revenues, net	$19,907	$20,405	$62,458	$58,744
Cost of revenues	2,648	2,626	8,312	7,573
Gross profit	17,259	17,779	54,146	51,171
Gross profit margin	86.7%	87.1%	86.7%	87.1%
Expenses:
Selling and operating	15,543	15,544	48,197	44,820
Corporate, general and administration	2,019	1,509	5,598	4,506
Acquisition costs	—	—	49	—
Total operating expenses	17,562	17,053	53,844	49,326
Income (loss) from operations	(303)	726	302	1,845
Interest and other expense, net	(65)	(79)	(175)	(197)
Anticipated SEC Settlement	(2,000)	—	(2,000)	—
Income (loss) before income taxes	(2,368)	647	(1,873)	1,648
Provision for (benefit from) income taxes	—	—	—	—
Income (loss) from continuing operations	(2,368)	647	(1,873)	1,648
Loss from discontinued operations	(7)	—	(300)	—
Net income (loss)	$(2,375)	$647	$(2,173)	$1,648

Earnings (loss) per share:
Basic
Continuing operations	$(0.11)	$0.03	$(0.09)	$0.09
Discontinued operations	—	—	(0.01)	—
Basic earnings (loss) per share	$(0.11)	$0.03	$(0.10)	$0.09
Diluted
Continuing operations	$(0.11)	$0.03	$(0.09)	$0.08
Discontinued operations	—	—	(0.01)	—
Diluted earnings (loss) per share	$(0.11)	$0.03	$(0.10)	$0.08
Weighted-average shares outstanding:
Basic	20,806	19,318	20,686	19,262
Diluted	20,806	19,812	20,686	19,787

EBITDA*	$1,795	$4,036	$10,011	$11,486

* See definition and reconciliation below.

GAIA, INC.

Summary of Cash Flows

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021

Net cash provided by (used in):
Operating activities - continuing operations	$1,686	$5,146	$8,373	$14,586
Operating activities - discontinued operations	(7)	—	(300)	—
Investing activities	(4,484)	(4,376)	(14,903)	(13,355)
Financing activities	7,451	(81)	7,402	592
Net change in cash	$4,646	$689	$572	$1,823

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(in thousands)	2022	2021	2022	2021

Net income	$(2,375)	$647	$(2,173)	$1,648
Interest expense, net	65	79	175	197
Provision for (benefit from) income taxes	—	—	—	—
Depreciation and amortization expense	4,105	3,310	12,009	9,641
EBITDA	1,795	4,036	10,011	11,486
Acquisition costs	—	—	49	—
Share-based compensation expense	338	533	1,267	1,236
Discontinued operations	7	—	300	—
Anticipated SEC settlement	2,000	—	2,000	—
Adjusted EBITDA	$4,140	$4,569	$13,627	$12,722

EBITDA represents net income before interest expense, provision for income taxes, other income, depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to remove acquisition costs, share-based compensation expense, the anticipated SEC settlement and the results of discontinued operations. EBITDA and Adjusted EBITDA do not represent net income, as that term is defined under GAAP, and should not be considered as an alternative to net income as an indicator of our operating performance.

Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures, tax payments and debt service requirements. EBITDA and Adjusted EBITDA as presented herein are not necessarily comparable to similarly titled measures.

GAIA, INC.

Condensed Consolidated Balance Sheets

	September 30,	December 31,
(in thousands, except share and per share data)	2022	2021

ASSETS
Current assets:
Cash	$10,841	$10,269
Accounts receivable	3,121	2,728
Prepaid expenses and other current assets	2,738	1,986
Total current assets	16,700	14,983
Media library, software and equipment, net	53,160	50,558
Right-of-use lease asset, net	7,290	7,871
Real estate, investment and other assets, net	30,839	31,394
Goodwill	28,870	28,870
Total assets	$136,859	$133,676
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$12,303	$14,822
Short-term debt and lease liability	7,647	140
Deferred revenue	14,574	14,847
Total current liabilities	34,524	29,809
Long-term mortgage, net	5,996	6,109
Long-term lease liability	6,678	7,234
Deferred taxes	309	309
Total liabilities	47,507	43,461
Total shareholders' equity	89,352	90,215
Total liabilities and shareholders' equity	$136,859	$133,676